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                                                                    Exhibit 99.1



NEWS RELEASE                                                        [LAYNE LOGO]
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LAYNE CHRISTENSEN COMPANY SIGNS LETTER OF INTENT TO SELL ITS CHRISTENSEN
PRODUCTS BUSINESS

                                           CONTACT:  LAYNE CHRISTENSEN COMPANY
                                                     JERRY W. FANSKA, CFO
                                                     913-677-6858


Mission Woods, KS - April 11, 2001 - Layne Christensen Company (NASDAQ/NMS:LAYN) announced today that it has signed a letter of intent to sell its Christensen Products business to Atlas Copco (ATCOa.ST). The transaction, which is subject to successfully negotiating a definitive agreement and board approval of both companies, is scheduled to close by June 1, 2001. Total consideration, including a five-year earnout, is approximately $19 million.

Andrew B. Schmitt, President and Chief Executive Officer of the Company, stated, "Selling Christensen Products was a very tough decision for us. However, we have concluded that being backward integrated in diamond bits, rigs and consumable drilling products no longer makes strategic sense for Layne Christensen in today's rapidly consolidating mining industry. Our primary business is mineral exploration drilling and to accomplish our ultimate goals in this industry segment, capital allocation, operating and strategic focus must be directed accordingly." Eric Despain, Senior Vice President of Layne Christensen further stated, "We are placing these product lines with one of the world's leading suppliers to the mining industry. Atlas Copco's commitment to quality, service, research and development is well documented and they have the resources to advance innovation and performance of exploration drilling products. As such, Layne Christensen's mineral exploration business will be a major beneficiary of that effort. We feel we have gained a strong partner and look forward to a long and productive relationship."

Layne Christensen provides sophisticated services and related products for the water supply, mineral exploration, geotechnical construction and environmental markets.




                            Layne Christensen Company
      1900 Shawnee Mission Parkway o Mission Woods, KS 66205 o 913/362-0510